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THE STANLEY WORKS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, Millions of Dollars Except Per Share Amounts)

	FIRST QUARTER
	2005	2004
NET SALES	$806.3	$734.8
COSTS AND EXPENSES
Cost of sales	517.4	466.9
Selling, general and administrative	185.2	166.7
Interest-net	7.6	7.9
Other-net	9.5	13.9

	719.7	655.4
EARNINGS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	86.6	79.4
Income taxes	19.9	24.4

NET EARNINGS FROM CONTINUING OPERATIONS	66.7	55.0

Earnings from discontinued operations (including gain
on disposal of $142.7 million in 2004) before income taxes	(0.1)	147.9
Income taxes on discontinued operations	—	49.4

NET EARNINGS FROM DISCONTINUED OPERATIONS	(0.1)	98.5
NET EARNINGS	$66.6	$153.5

BASIC EARNINGS PER SHARE OF COMMON STOCK
Continuing operations	$0.81	$0.67
Discontinued operations	—	1.21

Total basic earnings per share of common stock	$0.80	$1.88
DILUTED EARNINGS PER SHARE OF COMMON STOCK
Continuing operations	$0.78	$0.66
Discontinued operations	—	1.18

Total diluted earnings per share of common stock	$0.78	$1.84
DIVIDENDS PER SHARE	$0.28	$0.26

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	82,822	81,628

Diluted	85,156	83,392

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THE STANLEY WORKS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, Millions of Dollars)

	APRIL 2, 2005	JANUARY 1, 2005
ASSETS
Cash and cash equivalents	$310.5	$250.0
Accounts receivable	619.6	582.0
Inventories	432.3	413.4
Other current assets	71.4	82.2
Assets held for sale	0.8	44.3

Total current assets	1,434.6	1,371.9

Property, plant and equipment	396.9	398.9
Goodwill and other intangibles	967.0	928.2
Other assets	154.3	151.6

Total assets	$2,952.8	$2,850.6

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term borrowings	$212.7	$102.5
Accounts payable	289.1	300.4
Accrued expenses	384.9	415.9

Total current liabilities	886.7	818.8

Long-term debt	474.5	481.8
Other long-term liabilities	324.1	328.7
Shareowners’ equity	1,267.5	1,221.3

Total liabilities and equity	$2,952.8	$2,850.6

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THE STANLEY WORKS AND SUBSIDIARIES
SUMMARY OF CASH FLOW ACTIVITY
(Unaudited, Millions of Dollars)

	FIRST QUARTER
	2005	2004
OPERATING ACTIVITIES
Net earnings	$66.6	$153.5
Depreciation and amortization	23.4	24.4
Reclassify taxes paid (proceeds) from sale of businesses to investing activities	10.6	(161.9)
Changes in working capital and other	(40.0)	36.1

Net cash provided by operating activities	60.6	52.1
INVESTING AND FINANCING ACTIVITIES
Capital and software expenditures	(10.5)	(8.2)
Proceeds (taxes paid) from sale of businesses	(10.6)	161.9
Business acquisitions and asset disposals	(59.7)	(250.1)
Cash dividends on common stock	(23.2)	(21.2)
Other	103.9	53.6

Net cash used in investing and financing activities	(0.1)	(64.0)
Increase(Decrease) in Cash and Cash Equivalents	60.5	(11.9)
Cash and Cash Equivalents, Beginning of Period	250.0	204.4

Cash and Cash Equivalents, End of Period	$310.5	$192.5

Free Cash Flow Computation
Operating Cash Flow	$60.6	$52.1
Less: Capital and software expenditures	(10.5)	(8.2)

Free Cash Flow from Operations (before dividends)	$50.1	$43.9

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THE STANLEY WORKS AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Unaudited, Millions of Dollars)

	FIRST QUARTER
	2005	2004
NET SALES
Consumer Products	$263.4	$262.3
Industrial Tools	349.3	316.0
Security Solutions	193.6	156.5

Total	$806.3	$734.8

OPERATING PROFIT
Consumer Products	$41.8	$45.0
Industrial Tools	36.7	28.6
Security Solutions	25.2	27.6

Total	$103.7	$101.2